As filed with the Securities and Exchange Commission on March 23, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

NORDSTROM, INC.

(Exact Name of Registrant as Specified in Its Charter)

Washington	91-0515058
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1617 Sixth Avenue, 6th Floor Seattle, Washington 98101	Robert B. Sari 1700 Seventh Avenue, 7th Floor Seattle, Washington 98101 (206) 628-2111
(Address of Principal Executive Offices, including zip code)	(Name, address and telephone number, including area code, of agent for service)

HauteLook, Inc. 2009 Stock Option Plan;

Options to purchase common stock granted under the HauteLook, Inc. 2009 Stock Option Plan

Assumed and Converted by Nordstrom, Inc.

(Full Title of Plan)

Copies to:

D. Wayne Gittinger

Michael E. Morgan

William W. Lin

Lane Powell PC

1420 Fifth Avenue, Suite 4100

Seattle, Washington 98101-2338

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered (1)	Amount To Be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, no par value, to be issued under the HauteLook, Inc. 2009 Stock Option Plan (2)	458,857	(3)(4)	$42.16	(4)	$19,345,412	(4)	$2,246

(1) The Securities to be registered include options to acquire Common Stock.

(2) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Common Stock which may be necessary to adjust the number of shares of Common Stock reserved for issuance pursuant to the HauteLook, Inc. 2009 Stock Option Plan (the “Plan”) as the result of any future stock split, stock dividend or similar adjustment of the outstanding Common Stock of the Registrant.

(3) Estimated solely for the purpose of calculating the registration fee.  Calculated pursuant to Rules 457(c) and 457(h) of the Securities Act, based on the average of the high and low sales price of the Company’s Common Stock, as reported on the New York Stock Exchange on March 21, 2011.

(4) Represents shares subject to issuance upon the satisfaction of assumed and converted options originally granted under the HauteLook, Inc. 2009 Stock Option Plan on March 23, 2011 pursuant to the Agreement and Plan of Merger by and among Nordstrom, Inc., Holland Acquisition Sub, Inc., HauteLook, Inc. and Insight Venture Partners, LLC made and entered as of February 16, 2011 (“Merger Agreement”), combined with earn-out shares that could be issued if the milestones (as described in the Merger Agreement) are met. Calculated solely for the purposes of the offering under Rule 457(h) on the basis of the estimated maximum number of shares of Common Stock issuable upon the satisfaction of assumed and converted options originally granted under the HauteLook, Inc. 2009 Stock Option Plan, taking into consideration the weighted average exercise price of such options.

PART I

INFORMATION REQUIRED IN

THE SECTION 10(A) PROSPECTUS

Item 1.  Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.  Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN

THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference and shall be deemed to be a part of, this Registration Statement:

(a)                                                                                  The Registrant’s latest Annual Report on Form 10-K for the year ended January 29, 2011, filed with the Commission on March 18, 2011;

(b)                                                                                 The Registrant’s Proxy Statement on Schedule 14A related to the Registrant’s Annual Meeting of Shareholders held on May 18, 2010, filed on April 8, 2010.

(c)                                                                                  All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above, including the Registrant’s definitive proxy statement filed with the Commission on April 8, 2010 and the Registrant’s current reports on Form 8-K; and

(d)                                                                                 The description of the Registrant’s Common Stock contained in any registration statement or report that the Registrant has filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to shareholders or document or current report furnished under Items 2.02, 7.01 and 9.01 of Form 8-K that is not deemed filed under such provisions.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.  Description of Securities.

The Common Stock being registered hereunder has been registered pursuant to Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.

Certain legal matters relating to the securities being registered will be passed upon for the Registrant by Lane Powell PC, Seattle, Washington.  As of March 21, 2011, D. Wayne Gittinger, a shareholder at Lane Powell PC, was the beneficial owner of 15,470,626 shares of Nordstrom common stock, including 66,984 owned by him individually; 13,844,460 shares owned by his wife individually; 3,982 shares held by his wife in the Company 401(k) Plan and Profit Sharing; and 1,555,200 held by a trust of which his wife is a trustee and beneficiary.

Item 6.  Indemnification of Directors and Officers.

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the ‘Securities Act”). Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, self-dealing or illegal corporate loans or distributions, or in any transactions from which the director personally receives a benefit in money, property or services to which the director is not legally entitled.

Article IX of the Amended and Restated Articles of Incorporation of the Registrant eliminates any personal liability of a director to the Registrant or its shareholders for monetary damages for conduct as a director, except for any liability for any acts or omissions that involve intentional misconduct by a director or a knowing violation of law by a director, for conduct violating RCW 23B.08.310, for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled, or for any act or omission occurring prior to the date when Article IX of the Amended and Restated Articles of Incorporation of the Registrant became effective.  If the Washington Business Corporation Act is subsequently amended to change in a manner affecting the Registrant’s power to eliminate or limit the liability of a director to the Registrant, then, upon the effective date of the amendment and without further act: (i) if the amendment permits further elimination or limitation of liability, the liability of a director shall be additionally eliminated and limited to such further extent, or (ii) if the amendment changes the power to eliminate the liability of a director in any other respect, the liability of a director shall be eliminated and limited with respect to acts or omissions occurring after the effective date of the amendment to the fullest extent permitted by the Washington Business Corporation Act as so amended.  Article IX of the Registrant’s Amended and Restated Articles of Incorporation also contains a provision that no amendment or repeal of the Amended and Restated Articles of Incorporation of the Registrant shall adversely affect any right or any elimination or limitation of liability of a director existing immediately prior to the amendment or repeal.

Article XI of the Registrant’s Bylaws provide for, among other things, the indemnification by the Registrant of its directors and officers and the advancement of expenses.  The Registrant’s Bylaws also permit the purchase and maintenance of insurance, the creation of trust funds, the grant of security interests and the use of other means to secure the Registrant’s indemnification obligations.  The Registrant has also entered into certain indemnification agreements with its directors, the form of which is attached as Exhibit 10.1 to its Current Report on Form 8-K filed with the Commission on March 3, 2009. The indemnification agreements provide the Registrant’s directors with indemnification to the full extent permitted by law.

Officers and directors of the Registrant are covered by insurance (with certain exceptions and limitations) that indemnifies them against certain losses and liabilities, including liabilities under the Securities Act.  The effect of this insurance is to indemnify any officer or director of the Registrant against liability and expenses incurred by such officer or director upon a determination that such person acted in good faith.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit
Number	Description

4.1	HauteLook, Inc. 2009 Stock Option Plan (filed herewith)

5.1	Opinion of Lane Powell PC (filed herewith)

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm (filed herewith)

23.2	Consent of Lane Powell PC (included in Exhibit 5.1)

24.1	Power of Attorney (see signature page)

Item 9.  Undertakings.

A.                                   The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the matters stated above, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed the value registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in a form of prospectus filed with the Commission in accordance with Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15 of the Exchange Act that are incorporated by reference into the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a the initial bona fide offering thereof.

C.            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 23rd day of March 2011.

NORDSTROM, INC.

/s/ Robert B. Sari
By:	Robert B. Sari
Its:	Executive Vice President, General Counsel
and Secretary

POWER OF ATTORNEY

Each person whose individual signature appears below hereby constitutes and appoints Michael G. Koppel, Robert Sari and Robert Campbell, and each of them, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to do any and all acts and things and execute any and all instruments which said attorneys and agents, or any of them, may deem necessary or advisable or which said attorneys and agents, or any of them, may deem necessary or advisable or which may be required to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations or requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 relating to the HauteLook, Inc. 2009 Stock Option Plan and shares of Common Stock issuable in satisfaction of certain assumed and converted options originally granted under such Stock Option Plan, including specifically but without limiting the generality of the foregoing, the power and authority to sign in the name and on behalf of the undersigned, in his or her capacity as a director and/or officer of the Company, any such Form S-8 and any and all amendments and supplements thereto and any other instruments or documents filed as a part of or in connection therewith, and each of the undersigned does hereby ratify and confirm all that said attorneys and agents or any of them, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities indicated below on the 23rd of March 2011:

/s/ Blake W. Nordstrom
Blake W. Nordstrom
President and Director
(Principal Executive Officer)

/s/ Michael G. Koppel
Michael G. Koppel
Executive Vice President and Chief Financial Officer
(Principal Financial Officer)

/s/ James A. Howell
James A. Howell
Vice President of Finance
(Principal Accounting Officer)

/s/ Phyllis J. Campbell
Phyllis J. Campbell
Director

/s/ Enrique Hernandez, Jr.
Enrique Hernandez, Jr.
Chairman and Director

/s/ Robert G. Miller
Robert G. Miller
Director

/s/ Erik B. Nordstrom
Erik B. Nordstrom
Executive Vice President, President, Stores and Director

/s/ Peter E. Nordstrom
Peter E. Nordstrom
Executive Vice President, President, Merchandising and Director

/s/ Philip G. Satre
Philip G. Satre
Director

/s/ Felicia D. Thornton
Felicia D. Thornton
Director

/s/ B. Kevin Turner
B. Kevin Turner
Director

/s/ Robert D. Walter
Robert D. Walter
Director

/s/ Alison A. Winter
Alison A. Winter
Director

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	HauteLook, Inc. 2009 Stock Option Plan (filed herewith)

5.1	Opinion of Lane Powell PC (filed herewith)

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm (filed herewith)

23.2	Consent of Lane Powell PC (included in Exhibit 5.1)

24.1	Power of Attorney (see signature page)